EXHIBIT 11(a)

                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                      -----------------------------------------
                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment to the Registration Statement on Form N-1A (the "Registration Statement") of Principal Preservation Portfolios, Inc. of our report, dated January 17, 1997, relating to the financial statements and financial highlights of the Registrant's Wisconsin Tax-Exempt Portfolio (the "Portfolio") appearing in the December 31, 1996 Annual Report to Shareholders of the Portfolio. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Public Accountants" in the Statement of Additional Information.

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
April 29, 1997